Exhibit 97.1

LOAR HOLDINGS INC.

CLAWBACK POLICY

(Adopted April 16, 2024)

1.
Purpose. In the event of any required accounting restatement of the financial statements of Loar Holdings Inc. (the “Company”) due to the material noncompliance of the Company with any financial reporting requirement under the applicable U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”), the Company shall recover reasonably promptly from any person, who is or was an “Executive Officer,” as such term is defined in Rule 10D-1 adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 303A.14 of the listing standards (the “Listing Standards”) of the New York Stock Exchange (the “NYSE”), of the Company (each, a “Covered Person”) the amount of any “Erroneously Awarded Incentive-Based Compensation” (as defined below). This Policy shall be effective as of the date first set forth above (the “Effective Date”).

2.
Definitions. The amount of Incentive-Based Compensation (as defined below) that must be recovered from a Covered Person pursuant to the immediately preceding paragraph is the amount of “Recoverable Incentive-Based Compensation” (as defined below) received by a Covered Person that exceeds the amount of Recoverable Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid (referred to as the “Erroneously Awarded Incentive-Based Compensation”). For Recoverable Incentive- Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in a Restatement, the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return, as applicable, upon which the Recoverable Incentive-Based Compensation was received, and the Company must maintain documentation of that reasonable estimate and provide such documentation to the NYSE. For the purposes of this Policy, Recoverable Incentive-Based Compensation will be deemed to be received in the fiscal period during which the financial reporting measure specified in the applicable Incentive-Based Compensation award is attained, even if the payment or grant occurs after the end of that period.

For purposes of this Policy, “Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a “financial reporting measure,” which means a measure that is determined and presented in accordance with Generally Accepted Accounting Principles which are used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures for this purpose. For avoidance of doubt, a financial reporting measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission.

For purposes of this Policy, “Recoverable Incentive-Based Compensation” means all Incentive-Based Compensation received on or after the Effective Date of this Policy set forth above by a Covered Person: (i) after beginning service as an Executive Officer; (ii) who served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation; (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (iv) during the three completed fiscal years immediately preceding the date that the Company is required to prepare a Restatement, including any applicable transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years. For this purpose, the Company is deemed to be required to prepare a Restatement on the earlier of: (i) the date the Board of Directors of the Company (the “Board”), or the Company’s officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; and (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement. The Company’s obligation to recover Erroneously Awarded Incentive-Based Compensation is not dependent on if or when the restated financial statements are filed with the Securities and Exchange Commission.

3.
Administration. This Policy shall be administered by the Compensation Committee of the Board. For purposes of this Policy, the body charged with administering this Policy shall be referred to herein as the “Administrator.” The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy, in each case, to the extent permitted under the Listing Standards and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). All determinations and decisions made by the Administrator pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company, its affiliates, its stockholders and Covered Persons, and need not be uniform with respect to each person covered by this Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation at applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee). Any action or inaction by the Administrator with respect to a Covered Person under this Policy in no way limits the Administrator’s decision to act or not to act with respect to any other Covered Person under this Policy or under any similar policy, agreement or arrangement, nor shall any such action or inaction serve as a waiver of any rights the Company may have against any Covered Person other than as set forth in this Policy.

4.
Recovery of Erroneously Awarded Compensation. The Company shall recover the Erroneously Awarded Incentive-Based Compensation from Covered Persons unless the Company’s committee of independent directors responsible for executive compensation decisions, or in the absence of such a committee, a majority of the independent directors serving on the Board, determines that recovery is impracticable because: (i) the direct expense to a third party to assist in enforcing this Policy would exceed the amount of Erroneously Awarded Incentive-Based Compensation; provided that, the Company must make a reasonable attempt to recover the Erroneously Awarded Incentive-Based Compensation before concluding that recovery is impracticable, document such reasonable attempt to recover the Erroneously Awarded Incentive- Based Compensation and provide such documentation to the NYSE; (ii) recovery would likely cause an otherwise tax- qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the applicable requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder, or (iii) recovery would violate home country law where that law was adopted prior to November 28, 2022. Before reaching such conclusion, the Administrator must obtain an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, and must provide such opinion to the NYSE.

5.
Prohibition on Indemnification. In no event will the Company indemnify any Covered Person for any amounts that are recovered under this Policy. This Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any employees that is required pursuant to any statutory repayment requirement (regardless of whether implemented at any time prior to or following the adoption or amendment of this Policy), including Section 304 of the Sarbanes-Oxley Act of 2002, as amended. Any amounts paid to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, as amended, shall be considered in determining any amounts recovered under this Policy.

6.
Enforcement. The application and enforcement of this Policy does not preclude the Company from taking any other action to enforce a Covered Person’s obligations to the Company, including termination of employment or institution of legal proceedings. Nothing in this Policy restricts the Company from seeking recoupment under any other compensation recoupment Policy or any applicable provisions in plans, agreements, awards or other arrangements that contemplate the recoupment of compensation from a Covered Person. If a Covered Person fails to repay Erroneously Awarded Incentive-Based Compensation that is owed to the Company under this Policy, the Company shall take all appropriate action to recover such Erroneously Awarded Incentive-Based Compensation from the Covered Person, and the Covered Person shall be required to reimburse the Company for all expenses (including legal expenses) incurred by the Company in recovering such Erroneously Awarded Incentive-Based Compensation.

7.
Miscellaneous. The terms of this Policy shall be binding and enforceable against all Covered Persons subject to this Policy and their beneficiaries, heirs, executors, administrators or other legal representatives. If any provision of this Policy or the application of such provision to any Covered Person shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision (or the application of such provision) valid, legal or enforceable.

8.
Amendment. The Board may amend this Policy from time to time in its sole and absolute discretion and shall amend this Policy as it deems necessary to reflect the Listing Standards or to comply with (or maintain an exemption from the application of) Section 409A of the Code. The Board may terminate this Policy at any time; provided that the termination of this Policy would not cause the Company to violate any federal securities laws, or rules promulgated by the U.S. Securities and Exchange Commission or the Listing Standards.

9.
Acknowledgement. Each Covered Person shall sign and return to the Company, within 30 calendar days following the later of (i) the Effective Date of this Policy first set forth above or (ii) the date the individual becomes a Covered Person, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Covered Person agrees to be bound by, and to comply with, the terms and conditions of this Policy.

10.
Interpretation. This Policy shall be interpreted in a manner that is consistent with Rule 10D- 1 under the Exchange Act, Section 303A.14 of the NYSE Listed Company Manual and any related rules or regulations adopted by the Securities and Exchange Commission or the NYSE (the “Applicable Rules”) as well as any other applicable law. To the extent the Applicable Rules require recovery of incentive-based compensation in additional circumstances beyond those specified above, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover incentive-based compensation to the fullest extent required by the Applicable Rules.